UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	August 12, 2015

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 12, 2015, Vishay Precision Group, Inc. (the “Company”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2015.

As reported by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2015, the Company was unable to file the Form 10-Q by its original deadline without unreasonable effort and expense because it required additional time to complete a review and analysis of certain potential adjustments to its historical financial statements, relating to functional currency accounting at a subsidiary located in India, for prior periods extending back to 2011.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from the original due date to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time before that date by filing the Form 10-Q with the SEC. The Company currently anticipates that it will file the Form 10-Q in the near future. If the Company fails to file the Form 10-Q before the NYSE’s compliance deadline, the NYSE may grant, at its discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: August 13, 2015	By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Executive Vice President and Chief
Financial Officer